                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K/A

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 7, 2000
         -------------------------------------------------------------

                    LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
                    --------------------------------------
            (Exact Name Of Registrant As Specified In Its Charter)


                            The Kingdom of Belgium
                            ----------------------
                (State or Other Jurisdiction of Incorporation)


                         0-27296                    N/A
                         ------------------------------
          (Commission File Number)   (I.R.S. Employer Identification No.)


                52 Third Avenue, Burlington, Massachusetts     01803
                ----------------------------------------------------
         (Address of Principal Executive Offices in the U.S.) (Zip Code)


                                (781) 203-5000
                                --------------
              (Registrant's Telephone Number, Including Area Code)

              ----------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 7.          Financial Statements and Exhibits.
------           ---------------------------------

(a)     Financial Statements of business acquired:

                 Audited consolidated balance sheets of Dragon Systems, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999.**

(b)     Pro Forma financial information:

                 Unaudited pro forma condensed consolidated statements of operations of Lernout & Hauspie Speech Products N.V. for the year ended December 31, 1999 and the six months ended June 30, 2000 giving effect to the acquisitions of Brussels Translation Group N.V., Dictaphone Corporation and Dragon Systems, Inc.**

(c)     Exhibits:

         2.1 Agreement and Plan of Merger, dated as of March 27, 2000, by and among the Registrant, L&H Holdings USA, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Registrant, Dragon Systems, Inc., a Delaware corporation, and the principal stockholders of Dragon.*

         2.2 Amendment No. 1, dated as of May 25, 2000, to the Agreement and Plan of Merger dated as of March 27, 2000, by and among the Registrant, L&H Holdings USA, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Registrant, Dragon Systems, Inc., a Delaware corporation, and the principal stockholders of Dragon.*

         4.1 Registration Rights Agreement, dated as of June 7, 2000, by and among the Registrant, L&H Holdings USA, Inc., Dragon Systems, Inc., Janet M. Baker and Seagate Technology, Inc.*

         4.2 Stockholders' Agreement, dated as of June 7, 2000, by and among the Registrant, JKBaker LLC, JMBaker LLC, Seagate, LLC, Roth Special LLC, CFB Gilbert LLC, RGB Rumpole LLC (each a Delaware limited liability company), James K. Baker, Janet M. Baker, Robert Roth, Seagate Technology, Inc., the Paul G. Bamberg Trust, the Cherry F. Bamberg Trust, LEHA, a Netherlands foundation, L&H Holding N.V., a Belgian corporation, L&H Holding III, a Luxembourg corporation, Oldco N.V., a Belgian corporation, and L&H Investment Company, a Belgian corporation.*

        23.1     Consent of Arthur Andersen LLP.**



* Incorporated herein by reference from the Current Report on Form 8-K of the Registrant filed on June 22, 2000.

** Filed herewith.

                                   SIGNATURE
                                   ---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
Dated:  August 21, 2000

                                         By: /s/ Carl Dammekens
                                         ----------------------
                                         Carl Dammekens, Chief Financial Officer
                                         and Senior Vice President of Finance

Report of Independent Public Accountants

To Dragon Systems, Inc.

We have audited the accompanying consolidated balance sheets of Dragon Systems, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of Dragon Systems, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dragon Systems, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 25, 2000 (except with respect to the matters discussed in Note 1, as to which the date is June 7, 2000.)

DRAGON SYSTEMS, INC.

Consolidated Balance Sheets

(in thousands, except share data)

ASSETS
                                                                                              Years Ended December 31,
                                                                                               1998              1999
Current Assets:
   Cash and cash equivalents                                                               $     4,911      $     6,193
   Investments, available for sale                                                               3,932              321
   Accounts receivable, net of allowance for bad debt of $925 and $656, respectively            11,714            8,554
   Unbilled revenue                                                                                352              133
   Inventories                                                                                   7,827            4,323
   Refundable income taxes                                                                       3,983            2,858
   Prepaid expenses and other current assets                                                       683              611
   Deferred tax assets                                                                           2,326                -
                                                                                           -----------     ------------

         Total current assets                                                                   35,728           22,993
                                                                                           -----------     ------------

Property and Equipment, net                                                                      1,994            2,280

Other Assets                                                                                       207                -
                                                                                           -----------     ------------

         Total assets                                                                      $    37,929      $    25,273
                                                                                           ===========     ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
   Line of credit                                                                          $         -      $     3,000
   Accounts payable                                                                              7,979            3,013
   Accrued expenses                                                                              7,552           11,345
   Income taxes payable                                                                             10              101
   Current portion of deferred revenue                                                             581            2,339
                                                                                           -----------     ------------

         Total current liabilities                                                              16,122           19,798
                                                                                           -----------     ------------
Deferred Revenue, net of current portion                                                             -            3,112

Convertible Note Payable to Stockholder                                                              -            3,500

Commitments and Contingencies (Note 9)

Stockholders' Equity (Deficit):
   Convertible preferred stock, $.04 par value-
     Authorized--5,000,000 shares
     Issued and outstanding--3,238,951 shares, (preference in liquidation-$64,779)                 130              130
   Common stock, $.04 par value-
     Authorized--45,000,000 shares
     Issued and outstanding--13,635,805 and 13,823,920 shares, respectively
       (preference in liquidation-$18,801)                                                         545              553
   Additional paid-in capital                                                                   31,041           31,352
   Accumulated deficit                                                                          (9,992)         (31,819)
   Accumulated other comprehensive income (loss)                                                    83           (1,353)
                                                                                           -----------     ------------

         Total stockholders' equity (deficit)                                                   21,807           (1,137)
                                                                                           -----------     ------------

         Total liabilities and stockholders' equity (deficit)                              $    37,929      $    25,273
                                                                                           ===========     ============

The accompanying notes are an integral part of these consolidated financial statements.

DRAGON SYSTEMS, INC.

Consolidated Statements of Operations

(in thousands)

                                                                                   Years Ended December 31,
                                                                       -----------------------------------------------
                                                                          1997             1998              1999
Net Revenue:
   Software licenses                                                   $     19,506       $    63,667     $     55,570
   Development contracts                                                      7,315             5,732            4,434
                                                                       ------------       -----------     ------------

         Total net revenue                                                   26,821            69,399           60,004
                                                                       ------------       -----------     ------------

Cost of Revenue:
   Cost of software licenses                                                  5,394            18,586           29,131
   Cost of development contracts                                              4,993             3,275            2,772
                                                                       ------------       -----------     ------------

         Total cost of revenue                                               10,387            21,861           31,903
                                                                       ------------       -----------     ------------

         Gross profit                                                        16,434            47,538           28,101
                                                                       ------------       -----------     ------------

Operating Expenses:
   Research and development                                                   9,577            14,056           18,851
   Selling and marketing                                                      9,350            26,002           27,947
   General and administrative                                                 2,485             4,378            6,692
                                                                       ------------       -----------     ------------

         Total operating expenses                                            21,412            44,436           53,490
                                                                       ------------       -----------     ------------

         Operating income (loss)                                             (4,978)            3,102          (25,389)

Interest, net                                                                   511               629              117
                                                                       ------------       -----------     ------------

         Income (loss) from continuing operations before income
         taxes                                                               (4,467)            3,731          (25,272)

Provision for (Benefit from) Income Taxes                                    (2,190)            1,104           (1,194)
                                                                       ------------       -----------     ------------

         Income (loss) from continuing operations                            (2,277)            2,627          (24,078)
                                                                       ------------       -----------     ------------

Gain on Discontinued Operations:
   Loss from operations                                                      (3,019)           (2,142)               -
   Gain on sale, net of taxes of $0, $1,420 and $1,500,
     respectively                                                                 -             6,782            2,251
   Gain on discontinued operations                                           (3,019)            4,640            2,251
                                                                       ------------       -----------     ------------

         Net income (loss)                                             $     (5,296)      $     7,267     $    (21,827)
                                                                       =============      ===========     ============

The accompanying notes are an integral part of these consolidated financial statements.

DRAGON SYSTEMS, INC.

Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1999 and 1998

(in thousands, except share data)

                                                  Convertible Preferred Stock            Common Stock             Additional
                                                   Number of                      Number of                        Paid-in
                                                    Shares        Par Value         Shares        Par Value        Capital
Balance, December 31, 1996:                          2,847,349  $         114      11,966,120   $         479   $      18,135
   Exercise of stock options and units                     510              -           5,010               -               4
   Issuance of convertible preferred stock
     and common stock                                  359,739             14       1,511,990              60          11,926
   Issuance of subsidiary stock                              -              -               -               -             910
   Net loss                                                  -              -               -               -               -
   Foreign currency translation adjustment                   -              -               -               -               -
                                                 -------------  -------------   -------------   -------------   -------------
   Comprehensive income

Balance, December 31, 1997                           3,207,598            128      13,483,120             539          30,975
   Exercise of stock options and units                  31,353              2         152,685               6              66
   Net income                                                -              -               -               -               -
   Unrealized gain on investments,
     available-for-sale                                      -              -               -               -               -
   Foreign currency translation adjustment                   -              -               -               -               -
                                                 -------------  -------------   -------------   -------------   -------------
   Comprehensive income

Balance, December 31, 1998                           3,238,951            130      13,635,805             545          31,041
   Exercise of stock options                                 -              -         188,115               8             311
   Net loss                                                  -              -               -               -               -
   Unrealized loss on investments
     available-for-sale                                      -              -               -               -               -
   Foreign currency translation adjustment                   -              -               -               -               -
                                                 -------------  -------------   -------------   -------------   -------------
   Comprehensive loss

Balance, December 31, 1999                           3,238,951  $         130      13,823,920   $         553   $      31,352
                                                 =============  =============   =============   =============   =============

                                                                   Accumulated        Total
                                                                      Other       Stockholders'
                                                   Accumulated    Comprehensive      Equity       Comprehensive
                                                     Deficit      Income (Loss)    (Deficit)      Income (Loss)
Balance, December 31, 1996:                       $     (11,963) $         (14)  $       6,751   $
   Exercise of stock options and units                        -              -               4
   Issuance of convertible preferred stock
     and common stock                                         -              -          12,000
   Issuance of subsidiary stock                               -              -             910
   Net loss                                              (5,296)             -          (5,296)         (5,296)
   Foreign currency translation adjustment                    -            (56)            (56)            (56)
                                                  -------------  -------------   -------------   -------------
   Comprehensive income                                                                          $      (5,352)
                                                                                                 =============
Balance, December 31, 1997                              (17,259)           (70)         14,313
   Exercise of stock options and units                        -              -              74
   Net income                                             7,267              -           7,267           7,267
   Unrealized gain on investments,
     available-for-sale                                       -            179             179             179
   Foreign currency translation adjustment                    -            (26)            (26)            (26)
                                                  -------------  -------------   -------------   -------------
   Comprehensive income                                                                          $       7,420
                                                                                                 =============
Balance, December 31, 1998                               (9,992)            83          21,807
   Exercise of stock options                                  -              -             319
   Net loss                                             (21,827)             -         (21,827)        (21,827)
   Unrealized loss on investments
     available-for-sale                                       -         (1,423)         (1,423)         (1,423)
   Foreign currency translation adjustment                    -            (13)            (13)            (13)
                                                  -------------  -------------   -------------   -------------
   Comprehensive loss                                                                            $     (23,263)
                                                                                                 =============
Balance, December 31, 1999                        $     (31,819) $      (1,353)  $      (1,137)
                                                  =============  =============   =============

The accompanying notes are an integral part of these consolidated financial statements.

DRAGON SYSTEMS, INC.

Consolidated Statements of Cash Flows

(in thousands)

                                                                                  Years Ended December 31,
                                                                                  ------------------------
                                                                          1997             1998              1999
Cash Flows from Operating Activities:
   Net income (loss)                                                $        (5,296)  $         7,267  $       (21,827)
   Adjustments to reconcile net income (loss) to net cash used in
   operating activities-                                                          -                 -
     Depreciation and amortization                                              970               890            1,402
     Gain on sale of discontinued operations                                      -            (6,782)          (2,251)
     Deferred income taxes                                                   (2,594)              483              826
     Changes in operating assets and liabilities-
       Accounts receivable                                                   (1,503)           (9,213)           3,160
       Unbilled revenue                                                         333               616              219
       Inventories                                                           (1,681)           (5,665)           3,504
       Refundable income taxes                                                  836            (3,413)           1,125
       Prepaid expenses and other current assets                                (38)             (201)              72
       Accounts payable                                                       1,902             5,364           (4,966)
       Accrued expenses                                                         307             4,807            3,702
       Deferred revenues                                                         24                16            4,870
       Income taxes payable                                                     418            (1,864)              91
       Discontinued operations                                                 (140)            1,719                -
                                                                    ----------------  ---------------  ---------------

         Net cash used in operating activities                               (6,462)           (5,976)         (10,073)
                                                                    ---------------   ---------------  ---------------
Cash Flows from Investing Activities:
   Purchases of property and equipment                                       (1,003)           (1,515)          (1,688)
   Maturities and sales of investments, available-for-sale, net              (4,131)            5,240            2,188
   Cash from sale of discontinued operations                                      -             2,230            4,035
   Other assets                                                                  17               (14)              (1)
                                                                    ---------------   ---------------  ---------------

         Net cash provided by investing activities                           (5,117)            5,941            4,534
                                                                    ---------------   ---------------  ---------------
Cash Flows from Financing Activities:
   Proceeds from issuance of options and units                               12,004                74              319
   Proceeds from convertible note payable                                       910                 -            3,500
   Proceeds from line of credit, net                                              -                 -            3,000
                                                                    ---------------   ---------------  ---------------

         Net cash provided by financing activities                           12,914                74            6,819
                                                                    ---------------   ---------------  ---------------

Foreign Exchange Impact on Cash and Cash Equivalents                            (57)              (22)               2
                                                                    ---------------   ---------------  ---------------

Net Increase in Cash and Cash Equivalents                                     1,278                17            1,282

Cash and Cash Equivalents, beginning of period                                3,616             4,894            4,911
                                                                    ---------------   ---------------  ---------------

Cash and Cash Equivalents, end of period                            $         4,894   $         4,911  $         6,193
                                                                    ===============   ===============  ===============

Supplemental Disclosure of Cash Flows:
   Cash paid for (refunds received from) income taxes, net          $          (872)  $         5,909  $        (3,575)
                                                                    ===============   ===============  ===============
   Cash paid for interest                                           $             -   $            12  $           373
                                                                    ===============   ===============  ===============
Supplemental Disclosure of Noncash Investing Activities:
   fonix stock received from sale of discontinued operations        $             -   $         1,759  $             -
                                                                    ===============   ===============  ===============

The accompanying notes are an integral part of these consolidated financial statements.

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)



(1)  THE COMPANY

     Dragon Systems, Inc. (the Company) is a leading developer and provider of advanced speech recognition products and related speech technologies that humanize the way people communicate with computers and other electronic devices. The Company's products and technologies enable electronic devices to understand speech.

     On June 7, 2000, the Company was acquired by Lernout & Hauspie Speech Products NV (L&H). L&H issued 10,011,236 shares of common stock to former stockholders of the Company and reserved for issuance 1,569,402 shares of common stock for the Company's former stock option holders. The Company's stock options have been converted into options to acquire L&H common stock on the same basis as the Company's stock was converted into the right to receive shares of L&H common stock. Of the shares of L&H common stock issued to the former stockholders of the Company on closing, approximately 12% will be subject to vesting over a 4-year period.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Basis of Presentation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

          At September 2, 1998, the Company owned approximately 38% of the outstanding voting shares of Articulate Systems, Inc. (Articulate). The financial statements of Articulate have been reflected in the consolidated financial statements of the Company as discontinued operations (see Note 3).

     (b)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates.

     (c)  Revenue Recognition

          The Company sells its products predominantly through major distributors to retail channel accounts and Value-Added Resellers
          (VARs) and directly to Original Equipment Manufacturers (OEMs) and ISVs. The Company recognizes revenue and the related receivable from software license revenue to distributors at the time the products are delivered by the distributor to the retail accounts and VARs, and collectibility is deemed probable. The Company recognizes revenue from products sold directly to end users at the time of shipment. Purchases of the Company's products are evidenced by

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)



          purchase orders. Shipments by distributors to VARs, retail accounts and end users are reported to the Company monthly by the principal distributors. Based on its historical experience, the Company estimates future credits and returns and records a related allowance at the time revenue is recognized. The distributors do not specifically identify the period of sale to which product returns from the retail channel relate; therefore, for reserve purposes, any returns are first attributed to deferred revenue, which represents inventory at the distributor.

          Revenue from royalty fees is recognized upon the shipment of units by the OEMs.

          Revenue received under development contracts and government funded research is recognized using the percentage-of-completion method. Losses, if any, are provided for at the time that management determines that development costs will exceed related fees. Payments received under development contracts prior to completion of the related work and attainment of milestones are recorded as deferred revenue. Unbilled revenue represents revenue recognition in excess of amounts billed.

          The Company has historically provided customers with free technical support services for a 90-day period, which it is not contractually obligated to provide. A provision is made at the time of sale for the cost of such free services. Accrued product support expenses are included in accrued expenses in the accompanying consolidated financial statements.

     (d)  Foreign Currency

          Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the exchange rate in effect as of the consolidated balance sheet date and revenue and expenses are translated at average exchange rates during the period. The resultant translation adjustment is reflected as a separate component of accumulated other comprehensive income. Net gains and losses resulting from foreign exchange transactions are reflected in the consolidated statements of operations and were not material in all periods presented.

     (e)  Research and Development and Software Development Costs

          Software development costs for new software and for enhancements to existing software are charged to operations as incurred until technological feasibility is established, using the working model as a basis for this determination. Software development costs incurred subsequent to the establishment of technological feasibility and prior to general release of the product are capitalized and amortized to cost of software licenses on a straight-line basis over the estimated useful life of the related products, generally from one to two years.

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)



          For the years ended December 31, 1997, 1998 and 1999, no software development costs were capitalized, as the amounts expended subsequent to reaching technological feasibility were immaterial.

     (f)  Income Taxes

          The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards
          (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events, other than enactments of changes in the tax law or rates. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss and credit carryforwards, if any. Deferred tax expense represents the change in the deferred tax asset or liability balances.

     (g)  Financial Instruments

          The Company considers all highly liquid investments that are readily convertible to cash and that have original maturity dates of three months or less to be cash equivalents. Cash equivalents consist primarily of money market funds. In accordance with the SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, investments in securities are classified as trading, available-for-sale or held-to-maturity. The Company's investments are classified as available-for-sale and are carried at fair market value on the accompanying consolidated balance sheets. The investments available-for-sale are as follows:

                                                         December 31,
                                       -----------------------------------------------
                                                1998                     1999
                                          Cost        Market       Cost       Market

          U.S. government and
            government agency
            securities                 $    1,990   $    1,990  $        -  $        -
          Corporate securities                198          198           -           -
          fonix Class A common stock        1,565        1,744       1,565         321
                                       ----------   ----------  ----------  ----------

                  Total investments    $    3,753   $    3,932  $    1,565  $      321
                                       ==========   ==========  ==========  ==========

     (h)  Fair Value and Concentration of Credit Risks

          SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that disclosure be made of estimates of the fair value of financial instruments. The Company's financial instruments consist primarily of cash and cash equivalents, letters of credit, accounts receivable and accounts

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)



          payable. The carrying amount of these instruments approximates fair value due to their short-term nature.

          The Company sells its products primarily to distributors, resellers, government agencies and large corporate customers. The Company performs ongoing evaluations of customers' financial condition, and, generally, does not require collateral. In addition, the Company maintains reserves for potential credit losses, and such losses, in the aggregate, have not exceeded management's expectations.

     (i)  Major Customers

          The Company's sales to its two largest distributors were approximately 41% and 23%, respectively, of net revenue for 1998 and 30% and 22%, respectively, of net revenue for 1999. For the year ended December 31, 1997, no customer accounted for 10% or more of net revenue.

     (j)  Inventories

          Inventories include component parts and finished goods and are stated at the lower of cost or market, cost being determined on the first-in, first-out method.

                                                  December 31,
                                             1998             1999

               Component parts       $         3,173   $         2,258
               Finished goods                  4,654             2,065
                                     ---------------   ---------------

                                     $         7,827   $         4,323
                                     ===============   ===============

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)



     (k)  Property and Equipment

          Property and equipment is recorded at cost. The Company provides for depreciation and amortization on the straight-line method. Charges are made to operating expenses in amounts that are sufficient to amortize the cost of the assets over their estimated useful lives. Property and equipment are summarized as follows:

                                                 December 31,     Depreciable
                                               1998      1999     Life In Year

          Furniture and fixtures            $    623  $    773        3-5
          Office and computer equipment        5,803     6,969        3-5
          Leasehold improvements and other                       3-10 or term of
                                                 697       924       lease
                                            --------  --------

                                               7,123     8,666

          Less--Accumulated depreciation
          and amortization                     5,129     6,386
                                            --------  --------

                                            $  1,994  $  2,280
                                            ========  ========

     (l)  Stock-Based Compensation

          In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to continue to account for employee stock options at intrinsic value under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, with disclosure of the effects of fair value accounting on the net income and earnings per share on a pro forma basis (see Note 8).

     (m)  Advertising Expenses

          Advertising expenses are charged to operations as incurred. Total advertising expenses included in the accompanying consolidated statements of operations were $1,486, $9,180 and $9,676 in 1997, 1998 and 1999, respectively.

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)



     (n)  Accrued Expenses

          Accrued expenses consist of the following:

                                             December 31,
                                        1998              1999

               Compensation        $         3,027  $         2,865
               Marketing costs               2,764            2,141
               Rebates                       1,120            4,564
               Other                           644            1,775
                                   ---------------  ---------------

                                   $         7,552  $        11,345
                                   ===============  ===============

     (o)  Recent Accounting Pronouncements

          In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement, as amended, is effective for the year ended December 31, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position or results of operations.

          In December 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. SOP 98-9 is effective for fiscal years beginning after March 15, 1999. SOP 98-9 requires use of the residual method for the recognition of revenue under certain multiple element arrangements. The Company does not expect the adoption of SOP 98-9 to have a material impact on its consolidated financial position or results of operations.

          In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of Accounting Principles Board Opinion No. 25. The interpretation clarifies the application of Accounting Principles Board (APB) Opinion 25 in certain situations, as defined. The interpretation is effective July 1, 2000 but covers certain events occurring during the period after December 15, 1998 but before the effective date. To the extent that events covered by this interpretation occur during the after December 15, 1998 but before the effective date, the effects of applying this interpretation would be recognized on a prospective basis from the effective date. Accordingly, upon initial application of the final interpretation, (i) no adjustments would be made to the financial statements for periods before the effective date and (ii) no expense would be recognized for any additional compensation cost measured that is attributable to periods before the effective date. The Company expects that the adoption of this interpretation will affect the accounting for stock options repriced during 1999 (see Note 8(b)) and is currently evaluating the impact.

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)



     (p)  Reclassifications

          Certain prior-period amounts have been reclassified to conform with the current year presentation.

(3)  DISCONTINUED OPERATIONS

     During 1995, the Company purchased 49.7% of the outstanding voting securities of Articulate. Because of (a) the Company's ownership interest,
     (b) its option held to purchase additional shares of Articulate, and (c) the Company's ability to control the Articulate Board of Directors, the financial statements of Articulate were consolidated by the Company. Effective September 2, 1998, the Company sold its interest in Articulate, which then represented 38% of Articulate's outstanding voting securities, to fonix corporation (fonix). The results of Articulate are reflected in the Company's consolidated financial statements as discontinued operations for all periods presented. As consideration for the sale, the Company received $2,230 of cash, $4,035 of fonix demand notes, 1,260,988 shares of unregistered fonix Class A common stock and 779,093 shares of unregistered fonix Class B common stock. The common stock received was valued in the aggregate amount of $1,759 and represented approximately 3.5% of the outstanding common stock of fonix as of September 30, 1998. Due to the significant uncertainty regarding collectibility of the notes, the Company had fully reserved the value of the notes as part of the gain on sale from the Articulate stock. During 1999, the Company received payment in full on the notes, which is included in gain on discontinued operations. See also
     Note 9(b) for discussion of the Company's agreement with fonix related to certain outstanding litigation.

     The following is a summary of the results of discontinued operations for the years ended December 31:

                                                       1997             1998

          Net sales                               $      770        $      329
          Loss before income taxes                    (3,019)           (2,142)
          Loss from discontinued operations           (3,019)           (2,142)

(4)  LINE OF CREDIT

     In December 1998, the Company entered into an agreement with a bank providing for a domestic credit facility of up to $3,000, as amended. This credit facility can be used for revolving loans and letters of credit through June 2000. This credit facility is secured by a guarantee of one of the Company's stockholders and bears interest at the bank's prime rate of interest (8.5% at December 31, 1999). There was $3,000 outstanding on the credit facility at December 31, 1999.

(5)  CONVERTIBLE NOTE PAYABLE TO STOCKHOLDER

     On December 10, 1999, the Company entered into an agreement with one of its stockholders, whereby the stockholder issued an unsecured $5,000 promissory note (the Note) to the Company. The Note matures on December 10, 2002 and interest is

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)



     payable quarterly at the prime rate (8.5% at December 31, 1999) through the term of the Note. As of December 31, 1999, the Company had $3,500 outstanding and $1,500 available for future borrowings under the Note.

     The Note is convertible at $12 per common share at the option of the stockholder and automatically upon the closing of an initial public offering (IPO) that results in aggregate proceeds of at least $30,000 and a per share price of at least $15. The Company has reserved 416,667 shares of common stock for conversion of the Note.

(6)  INCOME TAXES

     The provision for income taxes consists of the following:

                                     1997          1998           1999

     Current provision-
       Federal                     $    341     $    3,438    $   (3,120)
       State                             35            585             -
       Foreign                           28             37           100
                                   --------     ----------    ----------

             Total current              404          4,060        (3,020)
                                   --------     ----------    ----------

     Deferred provision-
       Federal                       (2,205)        (2,513)        1,477
       State                           (389)          (443)          349
       Foreign                            -              -             -
                                   --------     ----------    ----------

             Total deferred          (2,594)        (2,956)        1,826
                                   --------     ----------    ----------

     Total tax provision (benefit) $ (2,190)    $    1,104    $   (1,194)
                                   ========     ==========    ==========

     Reconciliation of the United States federal statutory rate to the Company's effective tax rate is as follows for the two years ending December 31:

                                      1997           1998           1999

     U.S. federal statutory rate       34.0%          34.0%         34.0%
     State income taxes, net of
       federal income tax effect        6.0            6.0           6.0
     Change in valuation allowance      -             (3.9)        (38.3)
     Tax credits generated              7.6           (9.9)          3.6
     Other, net                         1.4            3.4          (0.5)
                                   --------     ----------    ----------

             Effective tax rate        49.0%          29.6%          4.7%
                                   ========     ==========    ==========

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)


     The temporary differences and carryforwards that created the deferred tax assets and liabilities are as follows:

                                                           December 31,
                                                        1998          1999

      Deferred tax assets-
       Net operating loss and credit carryforward    $      -      $   4,189
       Deferred revenues                                  410          2,120
       Nondeductible reserves and accruals              3,546          4,698
       Other                                              208            521
                                                     --------      ---------
             Total deferred tax assets                  4,164         11,528

      Valuation allowance                              (1,838)       (11,528)
                                                     --------      ---------
             Net deferred taxes                      $  2,326      $       -
                                                     ========      =========

     The net tax benefits have been reduced by a valuation allowance, as they do not satisfy the recognition criteria set forth in SFAS No. 109. Of the valuation allowance at December 31, 1998, approximately $84 will be reduced directly to equity when realized related to stock option benefits.

     As of December 31, 1999, the Company had operating loss carryforwards and credit carryforwards available for federal or state income taxes as follows:

                   State operating loss              $ 15,746
                   Federal operating loss               5,851
                   AMT credits                            296
                   Research and development               900

     These carryforwards expire through 2019 and are subject to the review and possible adjustment by the Internal Revenue Service. In addition, the occurrence of certain events, including significant changes in ownership interests, may limit the amount of net operating loss carryforwards available to be used in any given year.

(7)  STOCKHOLDERS' EQUITY

     (a)  Convertible Preferred Stock

          At December 31, 1999, the Company has, issued and outstanding, a total of 3,238,951 shares of Convertible Preferred Stock, convertible into a total of 16,194,755 shares of common stock. All shares of Convertible Preferred Stock are required to be converted into common stock upon the closing of an IPO of the Company's common stock, yielding aggregate gross proceeds to the Company of at least $10,000.

          In the event of any liquidation, dissolution or winding up of the Company, the holders of Convertible Preferred Stock shall be entitled to receive $20 per share, plus any declared and unpaid dividends. After such payment to the

DRAGON SYSTEMS, INC.

Notes to Consolidated Financial Statements

(in thousands, except share data)

          holders of Convertible Preferred Stock, the remaining assets available for distribution shall first be distributed to the holders of the common stock at a rate of $1.36 per share, plus all declared and unpaid dividends, and the remaining assets, if any, shall be distributed pro rata among the holders of common stock and the holders of Convertible Preferred Stock (on an as-converted basis).

          The holders of Convertible Preferred Stock are entitled to the number of notes equal to the number of shares of common stock into which the shares of Convertible Preferred Stock can be converted.

          Convertible Preferred Stock is entitled to receive a noncumulative, annual dividend of $1.60 per share, when and if declared by the Board of Directors. No cash dividends may be paid on common stock during any year unless the annual dividend on Convertible Preferred Stock has been paid or declared during such year.

     (b)  Common Stock

          At December 31, 1999, the Company had 23,449,432 shares of its common stock reserved for issuance upon conversion of Convertible Preferred Stock, convertible notes payable and the exercise of all stock options available under the Company's stock option plans.

          On December 1, 1998, the Company effected a five-for-one stock split of its common stock in the form of a stock dividend of four shares for each share then outstanding. In addition, the Company increased the number of common stock authorized to 45,000,000 shares. The accompanying consolidated financial statements and notes thereto, have been retroactively adjusted to reflect the stock split.

(8)  EMPLOYEE BENEFIT PLANS

     (a)  Stock Option Plans

          In 1994, the Company adopted the 1994 Stock Option Plan (the 1994
          Plan). Each plan provides for the granting of incentive stock options and nonqualified stock options to employees, consultants and directors of the Company. In June 1997, the Company adopted the 1997 Dragon Systems UK Company Share Option Plan (the 1997 Plan), which provides for the granting of options for UK employees. In December 1998, the Company approved the 1999 Stock Incentive Plan (Incentive Plan). The Incentive Plan provides for the granting of an aggregate of 3,000,000 shares issuable pursuant to incentive stock options, nonqualified stock options, restricted stock awards and other stock based awards. Under the plans, the Board of Directors determines the term of each option, option price, number of shares for which options are granted and the vesting period, which ranges from three to four years. The exercise price per share for incentive stock options and nonqualified options granted may not be less than 100% and 90%, respectively, of the fair market value per share of the underlying common stock on the date granted. The term of the options

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)

         granted cannot exceed 10 years. No options have been granted under the 1984 Plan since its expiration in 1994.

         The activity under the Company's stock option plans is as follows:

                                                           Outstanding Options
                                                                      Weighted
                                                                      Average
                                               Reserved               Exercise
                                                Shares     Number      Price
         Outstanding, December 31, 1996       3,299,910  1,832,750  $      1.38
            Granted                                   -    871,250         3.03
            Exercised                            (2,865)    (2,865)        1.35
            Terminated                                -   (106,185)        1.55
                                              ---------  ---------  -----------

         Outstanding, December 31, 1997       3,297,045  2,594,950         1.91
            Increase in plan size               750,000          -            -
            Granted                                   -    775,000        15.28
            Exercised                           (20,925)   (20,925)        2.78
            Terminated                                -   (107,941)        2.45
                                              ---------  ---------  -----------

         Outstanding, December 31, 1998       4,026,120  3,241,084         5.12
            Increase in plan size             3,000,000          -            -
            Granted                                   -  1,922,809         7.46
            Exercised                          (188,110)  (188,110)        1.70
            Terminated                                -   (311,580)        4.22
                                              ---------  ---------  -----------

         Outstanding, December 31, 1999       6,838,010  4,664,203  $      6.28
                                              =========  =========  ===========

         The above table reflects options for common stock. In addition, at December 31, 1995, the Company had 6,625 options that allowed the holder to acquire units. Each unit consisted of approximately six shares of common stock and seven shares of preferred stock, at an exercise price per share of $10. The number of shares issued relating to options to acquire units was 16,387 preferred shares and 68,895 common shares in 1996; 510 preferred shares and 2,145 shares in 1997; and 31,353 preferred shares and 131,760 common shares in 1998. At December 31, 1999, all options to acquire units had been exercised.

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)

             As of December 31, 1999, the status of the Company's outstanding and exercisable options was as follows:

                             Options Outstanding                Options Exercisable
                 ----------------------------------------
                                  Weighted
                                   Average       Weighted                      Weighted
   Range of                       Remaining      Average                       Average
   Exercise         Number       Contractual     Exercise        Number        Exercise
     Price       Outstanding    Life (Years)      Price       Exercisable       Price
$  1.36-$1.50      1,451,612            6.05     $   1.38       1,280,223      $   1.37
$  2.30-$3.18        588,934            7.59         3.15         281,292          3.15
$  3.50-$3.50         12,500            7.61         3.50           6,250          3.50
$  7.20-$8.80      2,050,157            9.54         8.01         130,026          7.98
$       16.00        561,000            8.38        16.00         162,000         16.00
                 -----------    ------------     --------     -----------      --------

$ 1.36-$16.00      4,664,203            8.21     $   6.28       1,859,791      $   3.38
                 ===========    ============     ========     ===========      ========

             Had compensation costs for the stock option plans been determined using the fair value method, the Company's net income (loss) would have changed to the following for the three years ended December 31, 1999:

                                         1997     1998       1999

                       As reported    $ (5,296) $ 7,267  $ (21,827)
                       Pro forma        (5,524)   6,520    (23,167)

             Consistent with SFAS No. 123, pro forma net loss has not been calculated for options granted prior to January 1, 1995. Pro forma compensation may not be representative of that to be expected in future years.

             The weighted average fair value of options granted was $0.90, $4.21 and $2.36 for options granted during 1997, 1998 and 1999, respectively. The values were estimated on the date of grant using the minimum value method and the following weighted average assumptions for grants for the three years ended December 31:

                                         1997         1998         1999

               Risk-free interest rate   6.09%        5.51%      5.80-6.19%
               Expected life            6 years      6 years      6 years
               Volatility factor           -            -            -
               Expected dividend yield     -            -            -

     (b)     Repricing

             In December 1999, the Company's Board of Directors authorized the repricing of options to purchase 170,000 shares of common stock at $8 per share. The price per share was less than fair market value on the date of the repricing and, accordingly, the Company has recorded compensation expense in the related statement of operations. As discussed in Note 2(n), these options will be subject to variable plan accounting, as defined in Interpretation No. 44.

     DRAGON SYSTEMS, INC.

     Notes to Consolidated Financial Statements

     (in thousands, except share data)

     (c)  Employee Stock Purchase Plan

          The Company's 1999 Employee Stock Purchase Plan (the Purchase Plan) was adopted by the Board of Directors in December 1998. The Purchase Plan authorizes the issuance of up to a total of 500,000 shares of common stock to eligible participating employees, as defined. As of December 31, 1999, no shares were issued under the purchase plan.

     (d)  Other Compensation Plans

          The Company has a profit sharing and bonus plan, which provides for the distribution of a percentage of pretax profits to Company employees. The Company also has a 401(k) plan for its employees. Eligible employees may make voluntary contributions to the 401(k) plan through a salary reduction contract up to the statutory limit or 12% of their annual compensation. The Company matches employees' voluntary contributions to the plan, up to certain prescribed limits. These Company contributions vest over a two-year period commencing upon enrollment in the Plan. The total charge to expense under these plans was $762, $2,615 and $1,373 in 1997, 1998 and 1999, respectively.

(9)  REPORTABLE SEGMENTS

     The Company's reportable segments include its software licensing segment and development contract segment. The software licensing segment produces voice recognition software products for sale to end users through distributors, OEMs and resellers. The development contract segment provides contractual software development services to commercial and government securities.

     Each reportable segment is a strategic business unit that offers different products and services to end users. Each segment is separately managed because its end users are very different, thus requiring different technology and marketing strategies.

     (a)  Measurement of Reportable Segments

          The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of each reportable segment based on the segment's contribution towards selling, marketing, general and administrative costs. Intersegment sales or transfers are immaterial, as each segment has different products and services.

DRAGON SYSTEMS, INC.

Notes to Consolidated Financial Statements

(in thousands, except share data)


(b)    Financial Information

       The following table reflects certain financial information relating to each reportable segment for the three years ended December 31:


                      Segment Data                      1997          1998          1999
         Net revenue from external customers:
           Software licensing                       $     19,506  $     63,667  $     55,570
           Development contracts                           7,315         5,732         4,434
                                                    ------------  ------------  ------------

                Total net revenue                   $     26,821  $     69,399  $     60,004
                                                    ============  ============  ============


       Contribution towards selling, marketing, general and administrative for the three years ended December 31:

                                          1997              1998             1999

         Software licensing          $         4,535  $        33,023   $         7,588
         Development contracts                 2,322            2,457             1,662
                                     ---------------  ---------------   ---------------

                Total contribution   $         6,857  $        35,480   $         9,250
                                     ===============  ===============   ===============


       Depreciation and amortization expense included in the determination of contribution for the three years ended December 31:

                                         1997              1998              1999
         Software licensing         $           442  $           253   $           321
         Development contracts                  110               56                47
                                    ---------------  ---------------   ---------------

             Total depreciation
             and amortization       $           532  $           309   $           368
                                    ===============  ===============   ===============

       The total contribution differs from the pretax income from continuing operations by the amount of total selling, marketing, general and administrative expenses and net interest income, which are not allocated by segment. Segment assets are not reviewed by the chief operating decision maker. Assets specifically identifiable with each reportable segment are as follows:

                                         1997              1998             1999
         Software licensing         $         4,368  $        20,281   $        12,050
         Development contracts                1,538              857               660
         Unallocated assets                  17,280           16,791            12,563
                                    ---------------  ---------------   ---------------

                Total assets        $        23,186  $        37,929   $        25,273
                                    ===============  ===============   ===============

DRAGON SYSTEMS, INC.

Notes to Consolidated Financial Statements

(in thousands, execept share data)


(c)    Geographic Data

       Net revenue from external customers for the three years ended December
31:

                                         1997              1998              1999
         United States              $        22,750  $        60,326   $        47,484
         Rest of world                        4,071            9,073            12,520
                                    ---------------  ---------------   ---------------

                Total net revenue   $        26,821  $        69,399   $        60,004
                                    ===============  ===============   ===============

         United States              $        22,816  $        37,542   $        23,650
         Rest of world                          370              387             1,623
                                    ---------------  ---------------   ---------------

                Total assets        $        23,186  $        37,929   $        25,273
                                    ===============  ===============   ===============


Net revenue from external customers has been attributed to a geographical area based on the location of the customer.

(10)     COMMITMENTS AND CONTINGENCIES

(a)      Lease Commitments

         The Company has operating lease commitments for certain facilities and equipment. The Company's minimum lease payments as of December 31, 1999 are as follows:

            2000                                     $    1,623
            2001                                          1,598
            2002                                          1,818
            2003                                          1,782
            2004 and thereafter                           1,034
                                                     ----------

                  Total minimum lease payments       $    7,855
                                                     ==========

             Total rent expense for years ended December 31, 1997, 1998 and 1999 was $1,053, $1,166 and $1,415, respectively.

      (b)    Contingencies

             In February 1996, Articulate, a former investment of the Company, sued Apple Computer, Inc. (Apple) for patent infringement in Massachusetts. Apple then sued Articulate in May 1996 in California alleging that Articulate's PowerSecretary product infringed four Apple patents. In September 1996, Apple added the Company, which then owned a minority interest in Articulate and distributed PowerSecretary, as a defendant to its suit in California. In a separate proceeding in October 1997, Apple sued the Company and one of its customers, MetroBook, in Virginia, alleging that the Company's Dragon NaturallySpeaking product infringed three Apple patents.

DRAGON SYSTEMS, INC.

Notes to Consolidated Financial Statements

(in thousands, execept share data)


          Articulate's initial suit in Massachusetts is still pending. Previous to Articulate being purchased by fonix in September of 1998, Dragon was obligated to pay Articulate's fees in the Massachusetts case. Subsequent to that sale, Dragon had no further involvement in that case.

          In Apple's California suit, the court has granted a summary judgment motion in favor of Articulate and the Company on all claims. Apple has filed an appeal with the U.S. Court of Appeals for the Federal Circuit. Apple's Virginia suit has been transferred to California and the court has granted summary judgment in favor of the Company and MetroBook with respect to one of Apple's patents. The remainder of the case (with respect to the final two Apple patents) is still in discovery. The Company believes that its Dragon PowerSecretary and Dragon NaturallySpeaking products do not infringe any of Apple's patents, but there can be no assurance that the Company will prevail in these matters. The Company believes it has substantial defenses in each case, but the outcome cannot be predicted. The legal costs of Articulate relating to this litigation included in discontinued operations were approximately $1,749 in 1997, $774 in 1998 and $91 in 1999.

          In connection with the Articulate sale to fonix, the Company has agreed to jointly defend the pending lawsuit in California involving the Company and Articulate. This agreement commits the Company to pay one half of the legal cost incurred to defend the lawsuit and one half of any settlement.

          On January 26, 1999, Voice Recognition Systems, Inc. of Annapolis, Maryland, filed a lawsuit against the Company which alleges breach of contract, misappropriation of trade secret, conversion, unjust enrichment and fraud. The plaintiff is seeking injunctive relief and damages.

          On February 12, 1999, AllVoice Computing Plc of Devon, England, filed a lawsuit against the Company which alleges infringement by the Company of one of AllVoice's patents and violation of the unfair trade practices statute in Massachusetts. AllVoice is seeking injunctive relief and unspecified damages, including treble damages.

          Because these two lawsuits have only recently commenced, the Company is unable to give any assurance that the Company will prevail. However, based on the Company's preliminary review of the plaintiffs' allegations, the Company believes that the Company has meritorious defenses in each case and that these lawsuits will not have a material adverse effect on the financial condition or operations of the Company, although an unfavorable outcome could adversely affect the operating results for the quarter in which the unfavorable outcome would occur.

          The Company is not a party to any other material legal proceedings.

(11) Patent Settlement

     In September 1993, the Company and Kurzweil Applied Intelligence (Kurzweil) settled pending litigation by entering into two settlement and cross-license

DRAGON SYSTEMS, INC.

Notes to Consolidated Financial Statements

(in thousands, except share data)

     agreements. Pursuant to one of these agreements, each party granted the other an irrevocable, worldwide, nonexclusive, nontransferable license to use patents and patent applications of the other party. Kurzweil was subsequently acquired by Lernout in 1997. As a result of this acquisition, no license grants were made under the agreement after the date of such acquisition; however, each party maintains its rights in the patents and applications previously granted under the agreement.

     In consideration for the license, the Company recorded software license revenue in the amounts of $970, $1,096 and $1,301 during the years ended December 31, 1997, 1998 and 1999, respectively. In addition, Kurzweil is required to pay $1,470 and $1,662 during the years ended December 31, 2000 and 2001, respectively.

     Kurzweil has the option to continue its license by continuing to make such payments to the Company through June 1, 2006, at which time its license would be fully paid. If Kurzweil were to elect to renew its license each year, the settlement agreement provides that the Company would receive approximately $12,238 from 2000 through 2006.

                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In June 1999, Lernout & Hauspie Speech Products N.V. (the "Company") acquired Brussels Translation Group N.V. ("BTG"), a Belgian corporation, for approximately $42.3 million, including acquisition costs. In May 2000, the Company acquired Dictaphone Corporation ("Dictaphone") for approximately $533.4 million, including 9,384,198 shares of Lernout & Hauspie common stock, approximately $31.5 million in cash and approximately $12.4 million in acquisition costs. In June 2000, the Company acquired Dragon Systems, Inc. ("Dragon") for approximately $444.0 million, consisting of 10,011,236 shares of Lernout & Hauspie common stock and acquisition costs.

Dragon is a developer and provider of advanced speech recognition products and related speech technologies that humanize the way people communicate with computers and other electronic devices. The Company intends to keep the operations of Dragon substantially unchanged.

Concurrently with the acquisition of Dragon, a Dragon shareholder converted a note payable in the amount of $3.5 million into 291,666 shares of Dragon common stock. Also concurrently with the acquisition, all outstanding shares of Dragon convertible preferred stock were converted into 16,194,755 shares of Dragon common stock. In addition, all outstanding vested and unvested employee options to purchase Dragon common stock were exchanged for equivalent options to purchase Lernout & Hauspie common stock. The total purchase price of $444.0 million consists of 10,011,236 shares of Lernout & Hauspie common stock, valued at $39.27 per share; the fair value of the exchanged stock options; and acquisition costs of approximately $7.8 million.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company for the year ended December 31, 1999 and the six months ended June 30, 2000 (the "Pro Forma Statements of Operations") give effect to these acquisitions as if they had occurred on January 1, 1999. The Pro Forma Statements of Operations are based on the historical results of operations of the Company, of BTG for the six months ended June 30, 1999, of Dictaphone for the year ended December 31, 1999 and the four months ended April 30, 2000, and of Dragon for the year ended December 31, 1999 and the period from January 1, 2000 to June 7, 2000. The Pro Forma Statements of Operations and the accompanying notes should be read in conjunction with and are qualified by the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's 1999 annual report on Form 10-K and June 30, 2000 quarterly report on Form 10-Q.

The Pro Forma Statements of Operations have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP") and give effect to the acquisitions of BTG, Dictaphone and Dragon using the purchase method of accounting. In accordance with US GAAP, the purchase price is allocated to the assets and liabilities of the respective companies based on their fair values at the respective dates of acquisition.

The Pro Forma Statements of Operations are intended for informational purposes only and are not necessarily indicative of the future results of operations of the consolidated company after the acquisitions of BTG, Dictaphone and Dragon, or of the results of operations of the consolidated company that would have actually occurred had the acquisitions of BTG, Dictaphone and Dragon been effected as of January 1, 1999.

             LERNOUT & HAUSPIE SPEECH PRODUCTS NV AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1999

                                                                                                 DICTAPHONE
                                                       HISTORICAL     HISTORICAL  HISTORICAL    BUSINESS TO   ADJUSTED
                                                       THE COMPANY       BTG      DICTAPHONE    BE DISPOSED  DICTAPHONE
Revenues:
      Technologies and solutions                       $    138,660   $      -    $103,702      $      -     $103,702
      Applications                                          113,693          -     205,744             -      205,744
      Consulting and services                                91,884          -           -             -            -
      Contract manufacturing sales                                -          -      44,288        44,288            -
                                                       ------------   --------    --------      --------     --------
           Total revenues                                   344,237          -     353,734        44,288      309,446
                                                       ------------   --------    --------      --------     --------
Cost of revenues:
      Technologies and solutions                             19,634          -      51,936             -       51,936
      Applications                                           18,988          -      99,557             -       99,557
      Consulting and services                                55,633          -           -             -            -
      Contract manufacturing sales                                -          -      37,702        37,702            -
                                                       ------------   --------    --------      --------     --------
           Total cost of revenues                            94,255          -     189,195        37,702      151,493
Selling, general and administrative                         101,641         10     111,308           912      110,396
Research and development, net                                49,621      1,978       9,761             -        9,761
Amortization of goodwill and other
      business acquisition intangibles                       32,439          -      11,369         2,723        8,646
                                                       ------------   --------    --------      --------     --------
           Total operating expenses                         277,956      1,988     321,633        41,337      280,296
                                                       ------------    -------    --------      --------     --------
Operating income (loss)                                      66,281     (1,988)     32,101         2,951       29,150
Other expenses (income):
      Interest and other financing expenses                   1,684        538      40,062         3,677       36,385
      Interest income                                        (7,949)         -           -             -            -
      Foreign exchange gains and losses, net                 (2,479)         -           -             -            -
      Share in losses of unconsolidated affiliates            1,633          -           -             -            -
      Other                                                       -          -         (55)            -          (55)
                                                       ------------   --------    --------      --------     --------
           Total other expenses (income)                     (7,111)       538      40,007         3,677       36,330
                                                       ------------   --------    --------      --------     --------
Income before income taxes and minority interests            73,392     (2,526)     (7,906)         (726)      (7,180)
Provision for income taxes (benefit)                         27,150          -       1,037             -        1,037
                                                       ------------   --------    --------      --------     --------
Income before minority interests                             46,242     (2,526)     (8,943)         (726)      (8,217)
Minority interests                                            4,500          -           -             -            -
                                                       ------------   --------    --------      --------     --------
Net income (loss)                                            41,742     (2,526)     (8,943)         (726)      (8,217)
Dividends on preferred stock                                      -          -       5,815             -        5,815
                                                       ------------   --------    --------      --------     --------
Net income (loss) applicable to common stock           $     41,742    $(2,526)   $(14,758)     $   (726)    $(14,032)
                                                       ============   ========    ========      ========     ========
Basic net income (loss) per common share               $       0.37
                                                       ============
Diluted net income (loss) per common share             $       0.35
                                                       ============
Basic weighted average number of
     shares outstanding                                 113,109,456
                                                       ============
Diluted weighted average number of
     shares outstanding                                 119,423,724
                                                       ============

                                                                HISTORICAL              PRO FORMA
                                                                  DRAGON                ADJUSTMENTS        PRO FORMA
Revenues:
         Technologies and solutions                              $      -             $       -          $    242,362
         Applications                                              60,004                (1,301) c            378,140
         Consulting and services                                        -                (1,978) a             89,906
         Contract manufacturing sales                                   -                     -                     -
                                                                 --------             ---------          ------------
                  Total revenues                                   60,004                (3,279)              710,408
                                                                 --------             ---------          ------------
Cost of revenues:
         Technologies and solutions                                     -                     -                71,570
         Applications                                              31,903                (1,582) c            148,866
         Consulting and services                                        -                  (781) b             54,852
         Contract manufacturing sales                                   -                     -                     -
                                                                 --------             ---------          ------------
                  Total cost of revenues                           31,903                (2,363)              275,288
Selling, general and administrative                                34,639                (8,720) e            237,966
Research and development, net                                      18,851                (1,978) a             98,494
                                                                                            781  b
                                                                                         15,360  e
                                                                                          4,120  f

Amortization of goodwill and other
         business acquisition intangibles                               -                 2,070  d            202,292
                                                                                         (8,646) e
                                                                                         79,879  e
                                                                                         87,904  f
                                                                 --------             ---------          ------------
         Total operating expenses                                  85,393               168,407               814,040
                                                                 --------             ---------          ------------
Operating income (loss)                                           (25,389)             (171,686)             (103,632)
Other expenses (income):
         Interest and other financing expenses                        275                   207  g             43,294
                                                                                        (12,553) h
                                                                                            (23) i
                                                                                         17,411  j
                                                                                           (630) l
         Interest income                                             (392)                1,163  k             (7,178)
         Foreign exchange gains and losses, net                         -                     -                (2,479)
         Share in losses of unconsolidated affiliates                   -                     -                 1,633
         Other                                                          -                     -                   (55)
                                                                 --------             ---------          ------------
         Total other expenses (income)                               (117)                5,575                35,215
                                                                 --------             ---------          ------------
Income before income taxes and minority interests                 (25,272)             (177,261)             (138,847)
Provision for income taxes (benefit)                               (1,194)               (6,420) m             20,573
                                                                 --------             ---------          ------------
Income before minority interests                                  (24,078)             (170,841)             (159,420)
Minority interests                                                      -                     -                 4,500
                                                                 --------             ---------          ------------
Net income (loss)                                                 (24,078)             (170,841)             (163,920)
Dividends on preferred stock                                            -                (5,815) n                  -
                                                                 --------             ---------          ------------
Net income (loss) applicable to common stock                     $(24,078)            $(165,026)         $   (163,920)
                                                                 ========             =========          ============
Basic net income (loss) per common share                                                                 $      (1.24)
                                                                                                         ============
Diluted net income (loss) per common share                                                               $      (1.24)
                                                                                                         ============
Basic weighted average number of
         shares outstanding                                                                            o  132,504,890
                                                                                                         ============
Diluted weighted average number of
         shares outstanding                                                                            o  132,504,890
                                                                                                         ============

             LERNOUT & HAUSPIE SPEECH PRODUCTS NV AND SUBSIDIARIES
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED JUNE 30, 2000

                                                                                             DICTAPHONE
                                                         HISTORICAL           HISTORICAL     BUSINESS TO      ADJUSTED
                                                         THE COMPANY          DICTAPHONE     BE DISPOSED     DICTAPHONE
Revenues:
  Technologies and solutions                           $    137,790           $   35,297     $         -     $   35,297
  Applications                                               78,433               50,772               -         50,772
  Consulting and services                                    49,378                    -               -              -
  Contract manufacturing sales                                    -               12,502         (12,502)             -
                                                       ------------           ----------     -----------     ----------
   Total revenues                                           265,601               98,571         (12,502)        86,069
                                                       ------------           ----------     -----------     ----------
Cost of revenues:
  Technologies and solutions                                 19,551               20,767               -         20,767
  Applications                                               23,587               36,501               -         36,501
  Consulting and services                                    29,141                    -               -              -
  Contract manufacturing sales                                    -               10,849         (10,849)             -
                                                       ------------           ----------     -----------     ----------
   Total cost of revenues                                    72,279               68,117         (10,849)        57,268
Selling, general and administrative                          87,225               39,672            (221)        39,451
Research and development, net                                40,090                2,492               -          2,492
Amortization of goodwill and other business
 acquisition intangibles                                     46,620                2,945            (768) e       2,177


Write-off of in-process research and development              8,600                    -               -              -
                                                       ------------           ----------     -----------     ----------
   Total operating expenses                                 254,814              113,226         (11,838)       101,388
                                                       ------------           ----------     -----------     ----------
Operating income (loss)                                      10,787              (14,655)           (664)       (15,319)
Other expenses (income):
  Interest and other financing expenses                       8,540               14,025          (1,295)        12,730


  Interest income                                            (3,953)                   -               -              -
  Foreign exchange gains and losses, net                     (9,372)                   -               -              -
  Share in losses of unconsolidated affiliates                5,465                    -               -              -
  Other                                                       2,276                   62               -             62
                                                       ------------           ----------     -----------     ----------
   Total other expenses (income)                              2,956               14,087          (1,295)        12,792
                                                       ------------           ----------     -----------     ----------
Income before income taxes and minority interests             7,831              (28,742)            631        (28,111)
Provision for income taxes (benefit)                         23,428                 (521)              -           (521)
                                                       ------------           ----------     -----------     ----------
Income before minority interests                            (15,597)             (28,221)            631        (27,590)
Minority interests                                            1,622                    -               -              -
                                                       ------------           ----------     -----------     ----------
Net income (loss)                                           (17,219)             (28,221)            631        (27,590)
Dividends on preferred stock                                      -                2,210               -          2,210
                                                       ------------           ----------     -----------     ----------
Net loss applicable to common stock                    $    (17,219)          $  (30,431)    $       631     $  (29,800)
                                                       ============           ==========     ===========     ==========
Net loss per common share-basic and diluted            $      (0.14)
                                                       ============
Weighted average number of shares
outstanding-basic and diluted                           124,968,811
                                                       ============

                                                                  HISTORICAL         PRO FORMA
                                                                    DRAGON          ADJUSTMENTS      PRO FORMA
Revenues:
 Technologies and solutions                                      $         -       $           -    $    173,087
 Applications                                                         20,366              (3,674) c      145,897
 Consulting and services                                                   -                   -          49,378
 Contract manufacturing sales                                              -                   -               -
                                                                 -----------       -------------    ------------
  Total revenues                                                      20,366             (3,674)         368,362
                                                                 -----------       -------------    ------------

Cost of revenues:
 Technologies and solutions                                                -                   -          40,318
 Applications                                                         10,949                (692) c       70,345
 Consulting and services                                                   -                   -          29,141
 Contract manufacturing sales                                              -                   -               -
                                                                 -----------       -------------    ------------
  Total cost of revenues                                              10,949                (692)        139,804
Selling, general and administrative                                   24,240              (3,903) e      147,013
Research and development, net                                         11,503               5,120  e       60,922
                                                                                           1,717  f
Amortization of goodwill and other business
 acquisition intangibles                                                   -              27,319  e      110,565
                                                                                          (2,177) e
                                                                                          36,626  f
Write-off of in-process research and development                           -                   -           8,600
                                                                 -----------       -------------    ------------
  Total operating expenses                                            46,692             (64,010)        466,904
                                                                 -----------       -------------    ------------
Operating income (loss)                                              (26,326)            (67,684)        (98,542)
Other expenses (income):
 Interest and other financing expenses                                   268                 104  g       21,610
                                                                                          (5,315) h
                                                                                            (139) i
                                                                                           5,804  j
                                                                                            (382) l
 Interest income                                                         (52)                  -          (4,005)
 Foreign exchange gains and losses, net                                    -                   -          (9,372)
 Share in losses of unconsolidated affiliates                              -                   -           5,465
 Other                                                                   347                   -           2,685
                                                                 -----------       -------------    ------------
  Total other expenses (income)                                          563                  72          16,383
                                                                 -----------       -------------    ------------
Income before income taxes and minority interests                    (26,889)            (66,305)       (113,474)
Provision for income taxes (benefit)                                     225              (1,335) m       21,797
                                                                 -----------       -------------    ------------
Income before minority interests                                     (27,114)            (65,304)       (135,605)
Minority interests                                                         -                   -           1,622
                                                                 -----------       -------------    ------------
Net income (loss)                                                    (27,114)            (65,304)       (137,227)
Dividends on preferred stock                                               -              (2,210) n            -
                                                                 -----------       -------------    ------------
Net loss applicable to common stock                              $   (27,114)      $     (63,094)   $   (137,227)
                                                                 ===========       =============    ============
Net loss per common share-basic and diluted                                                         $      (0.98)
                                                                                                    ============
Weighted average number of shares outstanding-basic and diluted                                   o  140,211,646
                                                                                                    ============

                                   Continued
                     LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Adjustments have been made to the unaudited pro forma condensed consolidated statements of operations to reflect the following (amounts in thousands, except where indicated):

(a) In March 1997, the Company entered into a software development and commercialization agreement with BTG (the "BTG Agreement") in which the Company agreed to provide engineering services for the development of the Machine Translation Software. The Company completed its work under the BTG Agreement in early 1999.

     During the six months ended June 30, 1999, BTG paid the Company approximately $2 million for engineering work performed under the BTG Agreement. The pro forma adjustment reflects the combined operations in which intercompany revenues and expenses are eliminated.

(b) The costs of engineering associated with the BTG Agreement for the six months ended June 30, 1999 were $781,000 and were included in cost of language technologies and cost of consulting and services. The pro forma adjustment reflects the reclassification of these costs to research and development expense, reflecting a full year of combined operations.

(c) In September 1993, a subsidiary of the Company and Dragon entered into a license agreement whereby each party was granted the right to use the patents and patent applications of the other party. During the year ended December 31, 1999 and the six months ended June 30, 2000, Dragon recorded revenues and the Company recorded cost of revenues in connection with this license agreement. The pro forma adjustments reflect the combined operations in which intercompany revenues and expenses are eliminated.

(d) To reflect the amortization of goodwill associated with the BTG acquisition over an estimated useful life of 15 years.

(e) To reflect the elimination of the historical amortization of goodwill and capitalized technology costs of Dictaphone, and the amortization of the goodwill and other intangibles in connection with the Dictaphone acquisition as follows:

                                               Year ended         Four months
                                              December 31,      ended April 30,
                                                  1999               2000
                                                  ----               ----
Dictaphone historical amortization:
         Goodwill                              $ 8,646             $ 2,945
         Capitalized technology                  8,720               3,903
                                                ------             -------
                                               $17,366             $ 6,848
                                               =======             =======
                                               Year ended         Six months
                                              December 31,      ended June 30,
                                                  1999               2000
                                                  ----               ----
Pro forma amortization:
                Goodwill                       $56,116             $19,403
                Customer lists                  16,513               5,504
                Tradenames                       2,950                 980
                Workforce                        4,300               1,432
                                               -------             -------
                                                79,879              27,319
                Capitalized technology          15,360               5,120
                                               -------             -------
                                               $95,239             $32,439
                                               =======             =======

The pro forma amortization has been calculated using the following estimated useful lives (in years):

      Goodwill..................................................................................   10
      Customer lists............................................................................    8
      Tradenames................................................................................   10
      Workforce.................................................................................    5
      Capitalized technology....................................................................    5

(f) To reflect the amortization of the goodwill and other intangibles in connection with the Dragon acquisition using an estimated useful life of five years as follows:

                                                                               Year ended                Six months
                                                                               December 31,             ended June 30,
                                                                                   1999                      2000
                                                                                   ----                      ----
     Goodwill                                                                    $ 81,784                   $ 34,077
     Workforce                                                                      1,460                        608
     Trademarks                                                                       380                        158
     Non-compete and other agreements                                               3,380                      1,408
     Favorable leases                                                                 900                        375
                                                                                 --------                   --------
                                                                                   87,904                     36,626
     Capitalized technology and in-process research and development                 4,120                      1,717
                                                                                 --------                   --------
                                                                                 $ 92,024                   $ 38,343
                                                                                 ========                   ========

(g) To reflect the amortization of the deferred financing costs related to the Revolving Credit Facility over 5 years.

(h) To reflect the reduction in interest expense related to the Dictaphone long-term debt repaid on the date of acquisition.

(i) To reflect the reduction in interest expense related to the Dragon note payable converted into Dragon common stock concurrently with the acquisition.

(j) To reflect the increase in interest expense related to the borrowings under the Revolving Credit Facility utilized in funding a portion of the Dictaphone acquisition (assuming an interest rate of 7.57%).

(k) To reflect the reduction in interest income related to cash balances utilized in funding a portion of the BTG acquisition (assuming an interest rate of 5.5%).

(l) To reflect the reduction of Dictaphone's historical amortization of deferred financing costs related to long-term debt repaid on the date of acquisition.

(m) The pro forma adjustment reflects the income tax benefit that would have been recorded by the Company in its consolidated statements of operations related to the historical losses of Dragon for the comparable periods presented and the income tax effect of the pro forma adjustments, primarily the adjustments related to the reduction in foreign taxes due to an increase in interest expense related to the borrowings under the Revolving Credit Facility (see (j)) and a reduction in interest income related to cash balances utilized in the funding of BTG (see (k)).

(n) To reflect the reduction in stock dividends of Dictaphone preferred stock retired and not assumed by the Company.

(o) The following information reconciles the number of shares used to compute historical and pro forma earnings (loss) per common share:


                                                                            For the period ended
                                                                            --------------------
                                                            December 31, 1999                   June 30, 2000
                                                            -----------------                   -------------
                                                        Basic             Diluted            Basic         Diluted
                                                        -----             -------            -----         -------
Lernout & Hauspie historical                             113,109,456      119,423,724     124,968,811      124,968,811
Common shares issued in Dictaphone                         9,384,198        9,384,198       6,496,755        6,496,755
 acquisition
Common shares issued in Dragon acquisition                10,011,236       10,011,236       8,746,080        8,746,080
Elimination of Lernout & Hauspie stock
 options--antidilutive on a pro forma
 basis                                                            --       (6,176,982)             --               --
 Elimination of Lernout & Hauspie warrants--
 antidilutive on a pro forma basis                                --         (137,286)             --               --
                                                        ------------     ------------    ------------     ------------
                                                         132,504,890      132,504,890     140,211,646      140,211,646
                                                        ============     ============    ============     ============